UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2007

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

(616) 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 2.02     Results of Operations and Financial Condition.

On March 15, 2007, Macatawa Bank Corporation issued a press release announcing revised results for the fourth quarter and for the year ended December 31, 2006. Net income for the fourth quarter was reduced by $3.1 million as a result of an increase in the loan loss provision related to loans to one commercial borrower which have become impaired as described in Item 2.06 below. This additional loan loss provision and its effects are the only changes from the previously released results. A copy of the press release, including revised financial tables, is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ITEM 2.06     Material Impairments.

On March 15, 2007, management of Macatawa Bank (the “Bank”), a wholly owned subsidiary of Macatawa Bank Corporation, authorized an additional loan loss provision of $4.7 million. The provision relates to an aggregate principal balance of approximately $5.2 million of loans to one commercial borrower which have become impaired.

This impairment was discovered through internal investigations relating to the collateral and the borrower relationship. The Bank’s internal investigation suggests that the borrower may have made misrepresentations to the Bank regarding the loan collateral and its financial condition.

The additional loan loss provision of $4.7 million will be taken in the fourth quarter of 2006. The after tax impact on net income is approximately $3.1 million, or approximately $0.18 per share. After the impairment charge, the Bank will remain to be “well capitalized” under regulatory capital requirements.

ITEM 9.01     Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated March 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2007	MACATAWA BANK CORPORATION By /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer